EXHIBIT 10.6

LEASE AGREEMENT

AGREEMENT of Lease, made on the 10th day of March, 2005.

BY AND BETWEEN

55 MADISON ASSOCIATES, LLC, a New Jersey Limited Liability Company, c/o Alexander Summer, L.L.C., having its principal office at East 80 Route 4, Paramus, New Jersey, hereinafter referred to as "Landlord"

AND

ACCESS INTEGRATED TECHNOLOGIES, INC. having its principal office at 55 Madison Avenue, Morristown, New Jersey hereinafter referred to as "Tenant"

W I T N E S S E T H :

That the Landlord does hereby lease to the Tenant and the Tenant does hereby rent from the Landlord for the term and upon the rentals and other conditions hereinafter specified, the premises, located on the realty more fully described on Exhibit A hereof (subject to conditions of title shown on Exhibit A), situated at 55 Madison Avenue, in the Town of Monist own, New Jersey, County of Morris, and State of New Jersey.

SUMMARY PAGES OF LEASE AGREEMENT

Name and Address of Landlord:

55 Madison Associates, LLC
c/o Alexander Summer, L.L.C.
East 80 Route 4
Paramus, New Jersey 07652

Name and Address of Tenant:

Access Integrated Technologies, Inc.
55 Madison Avenue
Morristown, New Jersey 07963

Description of Premises:

Portion of 3rd floor of premises known as "55 Madison Avenue, Morristown, New Jersey 07960" comprising approximately 5,237 rentable square feet on the 3rd floor which includes a share of the common area.

Term of Lease:

Number of Years:	Four (4) years
Commencing :	June 1, 2005
Terminating :	May 31, 2009

Fixed or Base Rental:

Years 1-2 ($24/sq. ft.)                                           Years 3-4 ($26/sq. ft.)
(plus $1.50/sq. ft. for                                           (plus $1.50/sq. ft. for
Tenant Electric)                                                    Tenant Electric)

Annual Rental :	$125,688.00	$136,162.00
Monthly Rental:	$10,474.00	$11,346.83
Term Rental:	$251,376.00	$272,324.00

In addition to the above rent, Tenant shall pay as Additional Rent, $1,000.00 per month upon installation of the satellite dish referred to in Section 6(h) below.

Tenant Percentage Share:	6.06%

Base Year:  For Operating Cost Escalation, Fuel, Water and Electric Cost Escalation and Tax Escalation:  2004

Tenant's SIC Code:

Security Deposit:	$20,948.00 (years 1-2), $22,693.66 (years 3-4)

Parking Spaces:	21 spaces (6 of which are reserved)

Notices:

To Landlord:	55 Madison Associates, LLC
c/o Alexander Summer, L.L.C.
East 80 Route 4
Paramus, New Jersey 07652

To Tenant:	Access Integrated Technologies, Inc.
55 Madison Avenue
Morristown, New Jersey 07963

With Copy to:

Brokers:	Alexander Summer, L.L.C.

Use by Tenant:	corporate offices

Landlord Fit-Up Work:
Landlord will clean existing carpets in the entire unit. Landlord will replace wallpaper in Board Room bathroom; replace rug border in Board Room; and replace kitchen cabinets and countertop in kitchen with building standard materials.

Tenant Takes Space "As Is". Tenant is presently in possession of the Premises pursuant to an existing Lease. Tenant accepts the premises in its "As Is" condition as of the Commencement Date of the Lease.

Brokers:                                                   Alexander Summer, L.L.C.

Use by Tenant:                                           corporate offices

Landlord Fit-Up Work:
Landlord will clean existing carpets in the entire unit. Landlord will replace wallpaper in Board Room bathroom; replace rug border in Board Room; and replace kitchen cabinets and countertop in kitchen with building standard materials.

Tenant Takes Space "As Is". Tenant is presently in possession of the Premises pursuant to an existing Lease. Tenant accepts the premises in its "As Is" condition as of the Commencement Date of the Lease.

Renewal Option:

1.           Provided that Tenant exercises and completes the Initial Term, Tenant shall have the option to renew this Lease for one additional term of four (4) years (the "Renewal Term"), which Renewal Term shall commence upon the expiration of the Initial Term of this Lease (the "Initial Term"). All of the terms, covenants and conditions of this Lease shall govern the Renewal Term, except as otherwise specifically set forth hereinafter or if inapplicable thereto. The base rent for the Renewal Term shall be the market rent as hereinafter determined.

Tenant's option to renew, as provided in subparagraph 1 above, shall be conditioned upon and subject to each of the following:

A.           Tenant shall notify Landlord in writing of its exercise of its option to renew at least seven (7) months, but not more than twelve (12) months, prior to the expiration of the Initial Term;

B.           At the time Landlord receives Tenant's notice as provided in (A) above, Tenant shall not be in default under the terms or provisions of this Lease beyond the applicable grace period for the cure thereof. Default as used herein shall mean default in payment of rent or additional rent or material breach of the Lease.

C.           This option to renew shall be deemed personal to the Tenant and may not be assigned, except to an assignee under an assignment made pursuant to the provisions of this Lease.

D.           Landlord shall have no obligation to do any work or perform any services for the Renewal Term with respect to the demised premises which Tenant agrees to accept in its then "As Is" condition.

E.           Base year for passthroughs during the renewal term shall be 2004.

"Market Rent" shall mean the fair market rent for the demised premises for the Renewal Term, determined as of the date of 180 days prior to the expiration of the Initial Term (the "Determination Date"), based upon the rents generally in effect for comparable office space in Morris County, New Jersey. Market rent (for the purpose of determining the fixed rent only during the Renewal Term) shall be determined on what is commonly known as the "gross" basis; this is, in computing Market Rent it shall be assumed that all real estate taxes and customary services are included in the market rent. Notwithstanding the foregoing, the base rent for the Renewal Term shall be thereafter increased from time to time as provided in this Lease, and the base year for tax and operating expenses increases, tax base and base operating expenses for the Renewal Term shall all be deemed redefined as and recomputed on the basis of the last calendar year of the Initial Term of this Lease.

Landlord shall notify Tenant ("Landlord's Determination Notice") of Landlord's determination of the Market Rent not later than 60 days after the Determination Date. If Tenant disagrees with Landlord's determination, Tenant shall notify Landlord ("Tenant's Notice of Disagreement") within 15 days of receipt of Landlord's Determination Notice. Time shall be of the essence with respect to Tenant's Notice of Disagreement, and the failure of Tenant to give notice within the time period set forth above shall conclusively be deemed an acceptance by Tenant of the Market Rent as determined by Landlord and a waiver by Tenant of any right to dispute such Market Rent. If Tenant timely gives its Tenant's Notice of Disagreement, then the Market Rent shall be determined as follows: Landlord and Tenant shall, within 30 days of the date on which Tenant's Notice of Disagreement was given, each appoint an Appraiser for the purpose of determining the Market Rent. An "Appraiser" shall mean a duly qualified impartial real estate appraiser who is a member of the American Institute of Real Estate Appraisers and who has at least 10 years experience in appraising properties in Northern New Jersey. In the event that the two Appraisers so appointed fail to agree as to the Market Rent within a period of 30 days after the appointment of the second

Appraiser, such two Appraisers shall forthwith appoint a third Appraiser who shall make a determination within 30 days thereafter. If such two Appraisers fail to agree upon such third Appraiser within 10 days following the last 30 day period, such third Appraiser shall be appointed by the Morris County Assignment Judge of the New Jersey Superior Court. Such two Appraisers or three Appraisers, as the case may be, shall proceed with all reasonable dispatch to determine the Market Rent. The decision of such Appraisers shall be final; such decision shall be in writing and a copy shall be delivered simultaneously to Landlord and Tenant. If such Appraisers fail to deliver their decision as set forth above prior to the Commencement of the Renewal Term, Tenant shall pay Landlord the base rent and tax expense increases at the rate as of the last day of the Initial Term, until such decision is so delivered. If the Market Rent as determined above is in excess of the actual rent paid, then Tenant, upon demand, shall pay to Landlord the difference between the actual rent paid and the Market Rent from the commencement of the Renewal Term. Landlord and Tenant shall each be responsible for and shall pay the fee of the Appraiser appointed by them respectively, and Landlord and Tenant shall share equally the fee of the third Appraiser. The parties agree that, in no event will the Fixed or Base Rent for the Renewal Term be less than the Fixed or Base Rent for the last year of the Initial Term of this Lease.

Notwithstanding the foregoing, in the event LG Infocomm, Inc. notifies Landlord in writing that it requires the Premises, prior to nine (9) months from the end of the Initial Term of this Lease, then this renewal option shall be null and void and Tenant shall vacate the Premises in accordance with the provisions of this Lease. Landlord shall notify Tenant more than nine (9) months from the end of the Term as to whether or not LG Infocomm, Inc. requires the space.

Right of First Offer:  In the event any other space becomes vacant during the Term of this Lease, then Landlord shall first offer said space to the Tenant hereunder on terms and conditions to be agreed upon between Landlord and Tenant. Such offer shall be in writing and Tenant and Landlord shall have ten (10) business days within in which to reach written agreement with respect to the terms of the leasing. In the event they are unable to reach a written agreement with respect to the leasing within said time period, then the Landlord shall have the right to offer the space to a third party, and Tenant shall have no further rights hereunder with respect to such adjoining space.

THE ABOVE LETTING IS UPON THE ABOVE TERMS AS WELL AS THE FOLLOWING TERMS AND CONDITIONS:

SECTION 1. TERM.

The term of the within Lease Agreement shall be for four (4) years, commencing on June 1, 2005 ("Commencement Date") and terminating on May 31, 2009. See Summary Pages.

SECTION 2. RENTAL.

Tenant covenants and agrees to make payment to the Landlord as rent for and during the term hereof without further demand therefor the fixed or base rent as shown above, in monthly payments as shown above on the first day of each month of the lease term, in advance.

SECTION 3. USE AND OCCUPANCY.

Tenant shall use and occupy the Premises as a general office for the business of the Tenant named above and for no other purpose. See Summary Pages.

SECTION 4. COVENANT TO PAY RENT.

Tenant shall pay the base rent, and any additional rent as hereinafter provided, to Landlord at Landlord's above-stated address, or at such other place as Landlord may designate in writing, without demand and without counterclaim, deduction or setoff.

SECTION 5. CARE AND REPAIR OF PREMISES.

Tenant shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, conform to all laws, orders and regulations of the federal, state, county and municipal governments or any of their departments. Tenant shall make all necessary repairs to the Premises, except where a repair has been made necessary by misuse or neglect by Landlord or Landlord's agents, servants, visitors or licensees not covered by insurance. All improvements made by Tenant to the Premises, which are so attached to the Premises that they cannot be removed without material injury to the Premises shall become the property of Landlord upon installation. Not later than the last day of the term, Tenant shall, at Tenant's expense, remove all of Tenant's personal property and, at Tenant's option, those improvements made by Tenant which have not become the property of Landlord, including trade fixtures, cabinet work, movable paneling, partitions and the like; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Premises in as good condition as they were at the beginning of the term, reasonable wear and damage by fire, the elements, casualty, or other cause not due to the misuse or neglect by Tenant, Tenant's agents, servants, visitors or licensees, excepted. Tenant need not be responsible for damage covered by Landlord's insurance. All other property of Tenant remaining on the Premises after the last day of the term of this Lease shall be conclusively deemed abandoned and may be removed by Landlord, and Tenant shall reimburse Landlord for the cost of such removal. Landlord may have any such property stored at Tenant's risk and expense.

SECTION 6. ALTERATIONS, ADDITIONS OR IMPROVEMENTS.

After the original improvements have been installed by Landlord per Plans and Specs (see Summary Pages), Tenant shall have the right to make any non-structural alterations, improvements and additions to the Premises at Tenant's sole cost and expense, provided:

(a)           Plans have been submitted to and approved in advance by Landlord, which approval shall not be unreasonably withheld or delayed.

(b)           All contractors and subcontractors have been approved in advance by Landlord, which approval shall not be unreasonably withheld or delayed.

(c)           Prior to the commencement of each proposed alteration, addition or improvement, Tenant shall furnish to Landlord Certificate of Workers' Compensation Insurance covering all men to be employed in connection with said alterations, additions or improvements, including those to be employed by all contractors and subcontractors and of comprehensive public liability insurance (including property damage) in which Landlord and its agents shall be named as parties insured, which coverage shall be maintained by Tenant until completion of all such work and which shall be in an amount of not less than One Million ($1,000,000.00) Dollars for Personal Injury, and One Million ($1,000,000.00) Dollars for Property Damage; and

(d)           All materials and equipment to be incorporated in the Premises as part of said alterations, additions or improvements be new and first quality; and

(e)           No such materials, equipment or work performed shall be subject to any lien or encumbrance;

(f)           All work shall comply fully with all applicable local, state and federal laws, ordinances and regulations;

(g)           All work shall be performed so as to insure proper maintenance of good and harmonious labor relationships.

(h)           Tenant shall be permitted to install a satellite dish, the plans and location of which shall be subject to Landlord's approval and further subject to the provisions of this Section 6.

SECTION 7. ACTIVITIES INCREASING FIRE INSURANCE RATES.

Tenant shall not do or suffer anything to be done on the Premises which will increase the rate of fire insurance on the Building. If as a result of Tenant's operation, insurance rates increase, Tenant shall pay as additional rent such increased insurance cost to Landlord.

SECTION 8. ABANDONMENT.

Tenant shall not, without first obtaining the written consent of the Landlord, abandon the Premises, or allow the Premises to become vacant or deserted for a period of more than forty-five (45) days.

SECTION 9. ASSIGNMENT OR SUBLEASE.

Tenant may not assign the within Lease or sublet the Premises except in compliance with the following requirements:

ASSIGNMENT

A.           In the event that the Tenant desires to assign the Lease and Premises to any other party, all the terms and conditions of such assignment, including any consideration to Tenant, and the proposed form of assignment and identity of all parties, shall be communicated to the Landlord in writing not less than thirty (30) days prior to the effective date of any such assignment, and, the Landlord shall have the option, exercisable in writing to the Tenant, within fifteen (15) days after receipt of such communication, to recapture the within Lease and either (1) have such prospective assignee then become the sole Tenant of Landlord under the Assignment; or (2) not accept the proposed assignment. Assignment, as used herein shall mean an assignment of the Lease for the balance of the term for the entire space.

B.           In the event that the Landlord elects not to recapture the Lease as hereinabove provided, the Tenant may nevertheless assign this Lease, subject to the Landlord's written consent, upon fulfillment of the following terms and conditions:

(1)	The Tenant shall provide to the Landlord the name and address of the assignee.

(2)	The assignee shall assume by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to the Landlord within ten (10) days of its execution.

(3)
The Tenant and each assignee shall be and remain liable for the observance of all of the covenants and provisions of this Lease, including, but not limited to the payment of rent reserved herein, through the entire term of this Lease.

(4)	Tenant shall hold Landlord harmless from any claims for brokers' commissions in connection with the assignment.

SUBLET

If the Tenant wishes to enter into a sublease for a part of the premises or for all of the premises for a part of the balance of the term, it shall first obtain the written consent of the Landlord.

The Tenant shall provide the Landlord with a copy of the proposed sublease and all other documents required by the Landlord. Landlord will have the absolute right to receive as a condition to its consent to subletting, 100% of the excess of the sublet rent over the rent being paid by Tenant under this Lease less Tenant's marketing expenses to secure such subletting prorated over the term of the sublease for the sublet portion of the premises.

SECTION 10. COMPLIANCE WITH RULES AND REGULATIONS.

Tenant shall observe and comply with the rules and regulations hereinafter set forth in Exhibit B which are made a part hereto and with such further reasonable rules and regulations as Landlord may prescribe provided such rules and regulations shall apply to all office Tenants at the Building, excluding the bank Tenant, on written notice to the Tenant, for the safety, care and cleanliness of the Building and the comfort, quiet, and convenience of other occupants of the Building. Tenant shall not place a load upon any floor of the Premises exceeding the floor load of 50 pounds per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, heavy business machines and mechanical equipment. Such installations shall be placed and maintained by Tenant, at Tenant's expense, in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance.

SECTION 11. DAMAGES TO BUILDING.

A.           If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed twenty-five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then, Landlord may give Tenant a notice of election to terminate this Lease. In such event, this Lease shall be deemed to terminate on the thirtieth (30th) day after the giving of said notice, and Tenant shall surrender possession of the Premises within a reasonable time thereafter, and the base rent, and any additional rent, shall be apportioned as of the date of said damage and any base or additional rent paid for any period beyond said date shall be repaid to Tenant. If the cost of restoration as estimated by Landlord shall amount to less than twenty-five (25%) percent of said replacement value of the Building, or if, despite the cost, Landlord does not elect to terminate this Lease, Landlord shall restore the Building and the Premises with reasonable promptness, subject to delays beyond Landlord’s control, and delays in the making of insurance adjustments between Landlord and the insurance carrier, and Tenant shall have no right to terminate this Lease. Landlord need not restore fixtures and improvements owned by Tenant nor improvements installed by Tenant unless such fixtures and improvements have become part of the Building and are owned by the Landlord. Except as provided herein, there shall be no abatement of rent in the event of a fire or other casualty.

B.           In the event that 25 percent (25%) of the demised premises is destroyed, either party may cancel this Lease by written notice to the other. To the extent that the Premises or part thereof, is or are untenantable as a result of a fire or other casualty, the rent shall be abated during such period.

SECTION 12. INSURANCE.

Tenant, at Tenant’s own cost and expense shall maintain insurance protecting and indemnifying the Landlord, Landlord's Managing Agent and Tenant against any and all claims for injury or damage to persons or property or for the loss of life or of property occurring upon, in or about the Premises, and resulting from acts or omissions by Tenant, its employees, agents, contractors, customers, and invitees; such insurance to afford minimum protection during the term of this Lease of not less than $1,000,000.00 in respect of bodily injury or death to anyone person and not less than $1,000,000.00 in respect of any one occurrence or accident, and not less than $500,000.00 for property damage.

All such insurance shall be effected under valid and enforceable policies and shall contain a provision whereby the insurer agrees not to cancel the insurance without 20-days' prior written notice to Landlord and Landlord's Managing Agent. Landlord and Landlord's Managing Agent shall receive copies of all policies and endorsements prior to or as soon as possible after the effective date of same, provided the Landlord receives insurance certificates for the interim.

The Tenant agrees to and shall hold and save harmless and indemnify the Landlord and Landlord's Managing Agent from and for any and all payments, expenses, costs, attorney's fees and from and for any and all claims and liability for losses or damage to property or injuries to persons occasioned wholly or in part by or resulting from any acts or omissions by the Tenant or the Tenant's agents, employees, guests, licensees, invitees, subtenants, assignees or successors, or for any cause or reason whatsoever arising out of or by reason of the occupancy by the Tenant and the conduct of the Tenant's business. The foregoing indemnity shall not extend to loss or damage to the extent covered by the Landlord's hazard insurance coverage.

SECTION 13. W ANERS OF SUBROGATION.

Each insurance policy carried by Landlord insuring the Premises against loss by fire and causes covered by standard extended coverage, and each insurance policy carried by Tenant and insuring the Premises and its fixtures and contents against loss by fire, water and causes covered by standard extended coverage, shall be written in a manner so as to provide that the insurance company waives all right of recovery by way of subrogation against Landlord or Tenant in collection with any loss or damage covered by such policy. Neither party shall be liable to the other for any loss or damage caused by fire, water or any of the risks encountered in standard extended coverage insurance, provided such insurance was obtainable at the time of such loss or damage. However, if such insurance policies cannot be obtained, or are obtainable only by the payment of an additional premium charge above that charged by companies carrying such insurance without such waiver of subrogation, the party undertaking to carry such insurance shall have a period often (10) days after the giving of such notice either to: (a) place such insurance in companies which are reasonably satisfactory to the other party and will carry such insurance with waiver of such subrogation, or (b) agree to pay such additional premium if such policy is obtainable at additional cost; and if neither (a) nor (b) is done, this Section shall be null and void for so long as either such insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired shall refuse to pay the additional premium charge. If the release of either Tenant or Landlord, as set forth in the second sentence of this Section, shall contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released, but shall be deemed secondary to the latter's insurer. Nothing herein contained shall be construed to vary the force and effect of any provisions specifically limiting Landlord's liability as contained in this Lease.

SECTION 14. EMINENT DOMAIN.

If Tenant's use of the Premises is materially affected due to the taking by eminent domain of the Premises or ally material part thereof or any estate therein, or those parts of the parking specifically reserved to Tenant (unless Landlord provides Tenant with equivalent substitute parking), then, in either event, this Lease shall terminate on the date when title vests pursuant to such taking. The rent, and ally additional rent, shall be apportioned as of said termination date and any base or additional rent paid for any period beyond said date shall be repaid to Tenant. Tenant shall not be entitled to any part of the award for such taking or any payment in lieu thereof, but Tenant may file a claim for any taking of fixtures and improvements owned by Tenant which have not become the Landlord's property, and for moving expenses. In the event of a non-material partial taking which does not effect a termination of this Lease, but does deprive Tenant of the use of a portion of the Premises, there shall be all equitable reduction of the basic rent, and an equitable adjustment of the Base Costs depending on the period for which and the extent to which the Premises so taken are not reasonably usable for the purpose for which they are leased hereunder.

SECTION 15. INSOLVENCY OF TENANT.

Either (a) the appointment of a trustee, receiver or liquidator to take possession of all or substantially all of the assets of Tenant, or (b) a general assignment by Tenant for the benefit of creditors, or (c) any action taken or suffered by Tenant under any insolvency or bankruptcy act, shall constitute a default of this Lease by Tenant, and Landlord may terminate this Lease forthwith, and upon notice of such termination, Tenant's right to possession of the Premises shall cease, and Tenant shall remain liable as hereinafter provided in Section 16. Notwithstanding the foregoing, Tenant will have sixty (60) days to dismiss any action taken against it and if such action is dismissed within said period, the Tenant will not be in default.

SECTION 16. LANDLORD'S REMEDIES ON DEFAULT.

If Tenant defaults in the payment of rent, or additional rent, or defaults in the performance of any of the other covenants or conditions hereof, Landlord may, in addition to any other rights available to Landlord under the law including but not limited to summary dispossess actions, give Tenant notice of such default, and if Tenant does not cure any rent, or additional rent, default within ten (10) days, after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Tenant does not commence such curing within such ten (10) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Landlord may terminate this Lease on not less than twenty (20) days notice to Tenant, and on the date specified in said notice, Tenant's right to possession of the premises shall cease, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided. Non-payment of rent as used herein includes non-payment of additional rent items. If this Lease shall have been so terminated by Landlord, Landlord may, at any time thereafter, resume possession of the Premises by any lawful means and remove Tenant or other occupants and their effects.

SECTION 17. DEFICIENCY.

In any case where Landlord has recovered possession of the Premises by reason of Tenant's default, Landlord may, at Landlord's option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises, or otherwise changed or prepared for reletting, and may relet, the Premises or any part thereof as agent of tenant or otherwise, for a term or terms to expire prior to, at the same time as, or subsequent to, the original expiration date of this Lease, at Landlord's option, and receive the rent therefor. Rent so received shall be applied first to the payment of such expenses as Landlord may have incurred in connection with the recovery of possession, redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney's fees, and then to the payment of damages in amounts equal to the rent hereunder and to the costs and expenses of performance of the other covenants of Tenant as herein provided. Tenant agrees, in any such case, whether or not Landlord has relet, to pay to the Landlord damages equal to the base and additional rent and other sums herein agreed to be paid by Tenant, less the net proceeds of the reletting, if any, as ascertained from time to time, and the same shall be payable by Tenant on the several rent days above specified. Tenant shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Premises as aforesaid, Landlord may grant rent concessions, and Tenant shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Landlord elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the term as originally fixed or since extended, there shall be allowed against Tenant's obligation for rent or damages as herein defined, during the period of Landlord's occupancy, the reasonable value of such occupancy, not to exceed in any event the basic and additional rent herein reserved and such occupancy shall not be construed as a release of Tenant's liability hereunder.

Alternatively, in any case whether Landlord has recovered possession of the Premises by reason of Tenant's default and has not relet the Premises or elected to use the Premises in accordance with the preceding paragraph, Landlord may, at Landlord's option, and at any time thereafter, and without notice or other action by Landlord, and without prejudice to any other rights or remedies Landlord may have hereunder or at law or equity, become entitled to recover from Tenant, as damages for such breach, in addition to such other sums herein agreed to be paid by Tenant, to the day of re-entry, expiration and/or dispossess an amount equal to the excess, if any, of the rent and additional rents reserved in this Lease from the date of such default to the date of expiration of the then term demised over the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Landlord immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between any installments of rent (base and additional) thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more then ten (10%) percent per annum.

Tenant hereby waives all right of redemption to which Tenant or any person claiming under Tenant might be entitled by any law now or hereafter in force.

Landlord's remedies hereunder are in addition to any remedy allowed by law. Landlord reserves the right of re-entry in the event of any breach of Tenant of any provisions of the Lease. Nothing contained herein will excuse the Landlord from exercising reasonable efforts to attempt to mitigate damages.

SECTION 18. NO WAIVER OF COVENANTS OR CONDITIONS.

The failure of either party to insist on strict performance of any covenant or condition hereof, or to exercise any option herein contained, shall not be construed as a waiver of such covenant or condition or option in any other instance. This Lease cannot be changed or terminated orally.

SECTION 19. SUBORDINATION OF LEASE.

This Lease shall be subject and subordinate to existing mortgages and to any future mortgages, which may now or hereafter affect the real property to which the Premises form a part, and also to all renewals, modifications, consolidations, and replacements of said mortgages. Although no instrument or act on the part of the Tenant shall be necessary to effectuate such subordination, Tenant will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said mortgages. If Tenant refuses to sign, such refusal shall be a substantial breach of this Lease and shall entitle Landlord to cancel this Lease. Tenant agrees to attorn to any Mortgagee in possession, if and when required under the Mortgage and other security documents and the law.

SECTION 20. ADVANCE RENT AND SECURITY DEPOSIT.

A.           Tenant shall pay upon execution hereof the first month's rent due to be paid hereunder in advance, together with the security deposit shown on the Summary Page.

B.           The Tenant has this day deposited with the Landlord the sum shown above as security for the payment of the rent hereunder and the full and faithful performance by the Tenant of the covenants and conditions on the part of the Tenant to be performed. Said sum shall be returned to the Tenant, without interest, after the expiration of the term hereof, provided that the Tenant has fully and faithfully performed all such covenants and conditions and is not in arrears in rent. During the term hereof, the Landlord may, if the Landlord so elects, have recourse to such security, to make good any default by the Tenant, in which event the Tenant shall, on demand, promptly restore said security to its original amount. Liability to repay said security to the Tenant shall run with the reversion of title to said premises, whether any change in ownership thereof be by voluntary alienation or as the result of judicial sale, foreclosure or other proceedings or the exercise of a right of taking or entry by any mortgagee. The Landlord shall assign or transfer said security, for the benefit of the Tenant, to any subsequent owner or holder of the reversion of title to said premises, in which case the assignee shall become liable for the repayment thereof as herein provided, and the assignor shall be deemed to be released by the Tenant from all liability to return such security. This provision shall be applicable to every alienation or change in title and shall in no way be deemed to permit the Landlord to retain the security after termination of the Landlord's ownership of the reversion of title. The Tenant shall not mortgage, encumber or assign said security without the written consent of the Landlord.

SECTION 21. RIGHT TO CURE TENANT'S BREACH.

If Tenant breaches any covenant or condition of this Lease, Landlord may, on reasonable notice to Tenant (except that no notice need be given in case of emergency), cure such breach at the expense of Ten ant and the reasonable amount of all expenses, including attorney's fees, incurred by Landlord in so doing (whether paid by Landlord or not) shall be deemed additional rent payable on demand.

SECTION 22. MECHANIC'S LIENS.

With regard to any work ordered by Tenant, Tenant shall, within fifteen (15) days after notice from Landlord, discharge or satisfy by bonding or otherwise, any mechanic's liens for materials or labor claimed to have been furnished to the Premises on Tenant's behalf.

SECTION 23. NOTICES.

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given upon receipt or refusal only if sent by registered mail or certified mail, return receipt requested, in a postpaid envelope addressed or hand delivered, if to Tenant, at Tenant's address as set forth above and if to Landlord, at Landlord's address as set forth above; or, to either at such other address as Tenant or Landlord, respectively, may designate in writing.

SECTION 24. RIGHT TO INSPECT AND REPAIR.

Landlord may enter the Premises but shall not be obligated to do so (except as required by any specific provision of this Lease) at any reasonable time on reasonable notice to Tenant, provided that the time of such planned inspection does not interfere with the Tenant's business operations (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacement, or additions, in, to, on and about the Premises or the Building, as Landlord deems necessary or desirable. Tenant shall have no claims or cause of action against Landlord by reason thereof. In no event shall Tenant have any claims against Landlord for interruption to Tenant's business, arising from such entry.

SECTION 25. INTERRUPTION OF SERVICES OR USE.

Interruption or curtailment of any service maintained in the Building, if caused by strikes, mechanical difficulties, government pre-emption in connection with a national emergency, conditions of supply and demand affected by ally governmental emergency or any causes beyond Landlord's control whether similar or dissimilar to those enumerated shall not entitle Tenant to any claim against Landlord including claims for resulting damages and specifically including damage to computers or to any abatement in rent, and shall not constitute constructive or partial eviction.

SECTION 26. CONDITIONS OF LANDLORD'S LIABILITY.

Tenant shall not be entitled to claim a constructive eviction from the Premises unless Tenant shall have first notified Landlord in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Landlord shall have failed within a reasonable time, given the nature of the condition and the relevant circumstances, after receipt of such notice to remedy, or commence and proceed with due diligence or remedy such condition or conditions.

SECTION 27. RIGHT TO SHOW PREMISES.

Landlord may show the Premises to prospective purchasers and mortgagees, and, during the twelve (12) months prior to termination of this Lease, to prospective tenants, during business hours, on reasonable notice to Tenant.

SECTION 28. NO OTHER REPRESENTATIONS.

No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

SECTION 29. QUIET ENJOYMENT.

Landlord covenants that if, and so long as, Tenant pays the rent, and any additional rent as herein provided, and performs the covenants hereof, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the term herein mentioned.

SECTION 30. ESTOPPEL.

Tenant shall, from time to time, on not less than ten (10) days prior written notice by Landlord, execute, or acknowledge and deliver to Landlord a written statement certifying if true that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the date to which the rents and charges have been paid; and, whether or not, to the best of Tenant's knowledge, Landlord is in default hereunder, and if so, specifying the nature of the default. Tenant shall have the right to request a similar statement from Landlord at any time. It is intended that any such statement delivered pursuant to this Section may be relied on by a prospective purchaser of Landlord's interest or mortgagee of Landlord's interest or assignee of any mortgage of Landlord's interest in the Building.

SECTION 31. HOLDOVER TENANCY.

If Tenant holds possession of the Premises after the term of this Lease, Tenant shall thereupon be deemed a tenant from month to month under the provisions of this Lease, however, at a rent equal to two hundred percent (200%) of the Base Rent set forth in the Lease.

SECTION 32. LANDLORD'S WORK

Tenant shall be provided a Landlord Work allowance towards Landlord's Work in the Premises as specified on the Summary Pages.

SECTION 33. SERVICES TO BE PROVIDED BY LANDLORD.

(A)           Landlord agrees to furnish the particular services, set forth on Exhibit C attached hereto and made part hereof, and subject to the conditions therein stated. Except as set forth in said Exhibit C, Tenant shall pay the cost of all other services required by Tenant. Notwithstanding the requirements of said Exhibit C, and except for Landlord's acts of gross negligence or wrongful, wilful misconduct, Landlord shall not be liable for failure to furnish any of the foregoing when such failure is caused by conditions beyond the control of Landlord, including but not limited to acts of God, accidents, repairs or strikes, such failure shall not constitute an eviction. Landlord shall not be liable, under any circumstances, for loss of, or injury to, property, however occurring, through or in connection with or incidental to the furnishing of or failure to furnish any of the services required by said Exhibit C, or for any interruption to Tenant's business, however occurring.

(B)           Landlord's Standard Electric Service (excluding Tenant's electric service shown in Paragraph 34) shall, unless otherwise provided by agreement in writing between the parties, include the electrical current for usual building requirements, including elevator, lighting of halls, lobbies, rest rooms and exterior, heating, ventilating and air-conditioning systems for the Premises and the Building, from 8:00 a.m. to 5:00 p.m. on every day, Monday through Friday, but excluding only those holidays set forth on Exhibit D attached hereto and at additional cost to Tenant, at other times, provided, with respect to additional service, Tenant shall notify and request the·same twenty-four (24) hours in advance.

SECTION 34. TENANT ELECTRICITY.

(A)           Tenant shall pay to Landlord along with its payment of monthly Fixed Rent, $1.50 per rentable square foot, representing Tenant's charge for electricity.

(B)           The Landlord shall have the right to have a professional survey done to determine the electric usage and to have the rates applied therefor, and the same will provide the basis for monthly billing to the Tenant, subject to rate fluctuations, which will be reflected in subsequent bills. The Tenant will be entitled to receive a copy of the survey and, if the Tenant is dissatisfied with the survey, may obtain its own survey, and if the two surveyors fail to agree, they will select a third surveyor, whose decision will be binding and final upon all parties. Each party will bear their own survey costs, and the cost of the third surveyor will be shared. The Tenant Electric Service which Tenant shall receive and pay for consists of all electric service used within the Demised Premises (except HVAC current) for Tenant's lighting and equipment. In no event shall Tenant Electric Service include electrical current for any computer installation or for any requirements needing greater than a IS-amp line. Dedicated word processors and personal computers are permissible and shall not be considered computer installations hereunder. All installations of electrical fixtures, appliances and equipment within the Premises shall be subject to Landlord's prior written approval which approval shall not be unreasonably withheld or delayed. Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Premises by reason of any requirement act or omission of the public utility serving the Building with electricity or for any other reason. Tenant shall pay for the reasonable cost to furnish and install all replacement lighting tubes, lamps, bulbs and ballasts required in the Premises.

(C)           In the event that the utility company that furnishes electric energy to the Landlord, for supply to the Tenant, declines to continue furnishing electric energy to Landlord for Tenant Electric Service, Landlord reserves the right to discontinue furnishing Tenant Electric energy to Tenant at any time, upon reasonable notice to Tenant, and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with Tenant Electric energy, provided, however, that such termination date may be extended for a time reasonably necessary for Tenant to make arrangement to obtain electric service directly from the public utility company servicing the Building. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect, except that portion of the rent and additional rent for electric service shall abate; and thereafter Tenant shall diligently arrange to obtain electric service directly from the utility company servicing the Building and may utilize the then existing electric feeders, risers and wiring serving the Premises to the extent available and safely capable of being used for such purpose and only to the extent of Tenant's then authorized connected load. Landlord shall not be obligated to pay any part of any cost required for Tenant's direct service.

SECTION 35. ADDITIONAL RENT.

It is expressly agreed that Tenant will pay, in addition to the Base Rent provided in Section 2 above, additional rent to cover Tenant's proportionate share of the increased cost to Landlord, for each of the categories enumerated herein, over the "Base Costs" (as hereinafter defined) for said categories.

(A)           Operating Cost Escalation. From and after the Base Year as same is stated on the Summary Pages, if the Operating Costs incurred for the Building in which the Premises are located, and Office Building Area (including parking and landscaped and access areas), for any calendar year or proportionate part thereof during the lease term or any renewal term shall be greater than the Base Operating Costs then Tenant shall pay to the Landlord as additional rent its proportionate share of all such Operating Costs in excess of Base Operating Costs. Operating Costs shall include, by way of illustration and not of limitation, personal property taxes, reasonable management fees actually charged to the Owner, labor, charges for persons working at the Building for time spent working at or on the Building (for management services), including all wages and salaries, social security taxes, and other taxes which may be levied against Landlord upon such wages and salaries, supplies, repairs and maintenance, maintenance and service contracts, cost of painting, wall and window washing, laundry and towel service, tools and equipment, fire and other insurance, cost of electrical surveys, trash removal, lawn care, snow removal, capital expenditures on items that reduce operating expenses amortized over the useful life of the capital improvement or replacement, and other items properly constituting out of pocket operating costs according to standard accounting practices (herein collectively referred to as the "Operating Costs). Not included in Operating Costs, are interest, mortgage debt service, income or excess profit taxes, costs of maintaining the Landlord's corporate existence, franchise taxes, or office expenses, or salaries of the Landlord's executive officers, or fuel, utility and electric cost escalation which is covered in subsection B post. As used in this Section 35, the Base Operating Costs shall be the Operating Costs incurred during the Base Year shown on the Summary Page (page 2) as reasonably and fairly adjusted, however, to reflect any projections that are needed to compensate for vacancies in the building during the Base Year or in any calendar year during the Term (or Extended Term)---the projection to proceed on the premises as if at least 95% of the rentable portion of the building were in fact occupied throughout the whole year.

(B)           Fuel, Utilities and Electric Cost Escalation (hereinafter "Utilities and Energy"). If the Utility and Energy Costs, including any fuel surcharges or adjustments with respect thereto, incurred for the Building in which the Premises are located, and Office Building Area, for any calendar year or proportionate part hereof, during the lease term, shall be greater than the Base Utility and Energy Costs (adjusted proportionately for periods less than a lease year), then Tenant shall pay to Landlord as additional rent, its proportionate share of all such Utility and Energy Costs including increases for Tenant Electric Service and Standard Electric Service. As used in this Section 35, the Base Utility and Energy Costs shall be the usage incurred for the Building computed in the same manner as the base Operating Cost described in (A) above.

(C)           Tax Escalation. If the Real Estate taxes for the Building and Office Building Area at which the Premises are located for any calendar year, including the first calendar year, or proportionate part thereof, during the lease term, shall be greater than the Real Estate Taxes for the Base Year (adjusted proportionately for periods less than a lease year), then Tenant shall pay to Landlord as additional rent, its proportionate share of all such excess real estate taxes. Tenant shall also pay to Landlord as additional rent its proportionate share of all costs and fees including legal and appraisal fees arising from real estate tax appeals pertaining to such excess real estate taxes.

As used in this Section 35(C), the words and terms which follow mean and include the following:

(1)           "Base Real Estate Taxes" shall mean the final taxes for the Base Year assessed against the land and building (designated as Lot 004 in Block 6601 on the current tax map of

Morristown). If the Building is not fully assessed for the Base Year or in any calendar year during the Term, the same shall be projected as if fully assessed to determine the tax base for that year; fully assessed shall contemplate an occupancy of 95 percent; if the projection so determined varies from the full assessment finally determined by the taxing authorities, the parties shall readjust the taxes for the prior period covered by the projected base.

(2)           "Real Estate Taxes" shall mean the property taxes, special charges and assessments imposed upon the Building and the land upon which it stands, or upon the rent, as such payable to the Landlord. If due to a future change in the method of taxation, any franchise, income or profit tax shall be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax shall be deemed to be Real Estate Tax for the purpose hereof; conversely, any additional real estate tax hereafter imposed in substitution for, or in lieu of any franchise, income or profit tax (which is not in substitution for or in lieu of, or in addition to a Real Estate Tax as hereinbefore provided) shall not be deemed a Real Estate Tax for the purposes hereof; in such event, rental income from this Building will be considered the sole source of income and a calculation to arrive at the Tenant's share shall. include all deductions for the Building.

(D)           Apportionment Partial Years. Once the base costs are established, in the event any lease period is less than twelve (12) months, then the increased costs for the categories listed above shall be adjusted to equal the proportion that said period bears to twelve (12) months, and Tenant shall pay to Landlord as additional rent for such period, an amount equal to Tenant's proportionate share of the excess for said period over the adjusted base with respect to each of the aforesaid categories.

(E)           Proportionate Share. Tenant's Proportionate Share of the additional rent, as defined in Subparagraphs A, B and C hereof, shall be the Tenant Percentage Share shown on the Summary Pages, which the parties agree is the Tenant's share of the total additional rent items, which Proportionate Share reflects the ratio of the gross square feet of the area rented to the Tenant as compared with the total number of gross square feet of the rentable area of the entire Building measured outside wall to outside wall. Landlord shall have the right to make changes or revisions in the common areas of the Building or Office building Area so as to provide additional leasing area.

(F)           Payment. At any time, and from time to time, after the establishment of the Base Operating Costs for each of the categories referred to above, Landlord shall advise the Tenant in writing of Tenant's proportionate share with respect to each of the categories, as estimated for the next succeeding twelve (12) month period or proportionate part thereof if the last period prior to the Lease's termination is less than twelve (12) months), as then known to the Landlord and thereafter.

The Tenant shall pay as additional rent, its proportionate share of these costs for the then current period affected by such advice (as the same may be periodically revised by Landlord as additional costs are incurred) in equal monthly installments, such new rates being applied to any months for which the rental shall have already been paid which are affected by the Operating Cost Escalation and/or Utility and Energy Cost Escalation, and/or Tax Escalation Costs above referred to, as well as the unexpired months of the current period, the adjustment for the then expired months to be made at the payment of the next succeeding monthly rental all subject to final adjustment at the expiration of each Lease Year as defined in Subparagraph D hereof (or proportionate part thereof, if the last period prior to the Lease's termination is less than twelve (12) months).

Notwithstanding anything herein contained to the contrary, in the event the last period prior to the Lease's termination is less than twelve (12) months, the Base Operating Costs shall be proportionately reduced to correspond to the duration of said final period.

(G)           Books and Records. For the protection of the Tenant, the Landlord shall maintain books of account which shall be open to the Tenant and its representatives, at all reasonable times so that the Tenant can determine that such Operating, Utility and Energy and Tax costs have, in fact, been paid or incurred. The books of account shall conclusively be presumed to be correct one year from the day they are available for inspection by the Tenant, except for such changes as have specifically been disputed in writing by Tenant. Any disagreement with respect to anyone or more of said charges if not satisfactorily settled between the Landlord and the Tenant shall be referred by either party to an independent certified public accountant to be mutually agreed upon, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator whose decision on the dispute will be final and binding upon both parties, who shall jointly share any cost of such arbitration.

SECTION 36. WAIVER OF TRIAL BY JURY.

To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

SECTION 37. LATE CHARGE.

Anything in this Lease to the contrary notwithstanding, Tenant shall pay a "Late Charge" of five (5%) percent of any installment of rent or additional rent due, which is paid more than ten (10) business day after the due date thereof, to cover the extra expense involved in handling delinquent payments.

SECTION 38. HEADINGS OF LEASE SECTIONS AND SUMMARY.

The headings which appear for the various sections set forth in the within Lease and the Summary that appears at the beginning of the Lease are for reference purposes only and shall not be used in any manner whatsoever in interpreting the rights and obligations hereunder.

SECTION 39. APPLICABILITY TO HEIRS AND ASSIGNS.

The provisions of this Lease shall apply to, bind and inure to the benefit of Landlord and Tenant, and their respective heirs, successors, legal representatives and assigns. It is understood that the term "Landlord" as used in this Lease means only the owner, a mortgagee in possession or a term Tenant of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term Tenant of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of the Landlord hereunder.

SECTION 40. LANDLORD'S LIABILITY FOR LOSS OF PROPERTY.

Landlord shall not be liable for any loss of property from any cause whatsoever, including but not limited to theft or burglary from the Premises and Tenant covenants and agrees to make no claim for any such loss at any time.

SECTION 41. BROKER.

Tenant and Landlord represent and warrant to each other that the Broker(s) named on the Summary Pages is (are) the sole broker(s) with whom Tenant and Landlord have negotiated in bringing about this Lease and Tenant and Landlord agree to indemnify and hold the other harmless from any and all claims of other brokers arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant, to the extent that their actions are inconsistent with the representations and warranties made by them to the other as herein contained. Landlord agrees to pay the broker named on the Summary Pages a commission pursuant to separate agreement, and further does hereby inde1lllnfy and save Tenant harmless from any and all claims that may be asserted by said Broker against the Tenant for failure of the Landlord to comply with the terms of the separate agreement. Tenant understands that one of the principals of Landlord is also one of the principals of Alexander Summer, L.L.C.

SECTION 42. PERSONAL LIABILITY.

Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that there shall be absolutely no personal liability on the part of the Landlord, its successors, assigns or any mortgagee in possession (for the purposes of this Section, collectively referred to as "Landlord"), with respect to any of the terms, covenants and conditions of this Lease, and that Tenant shall look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants and conditions of this Lease to be performed by Landlord, such exculpation of liability to be absolutely and without any exceptions whatsoever.

SECTION 43. SIGNS AND ADVERTISING.

Tenant will not place or suffer to be placed or maintained on the exterior of the Premises any additional sign or advertising matter, and will not place or maintain any additional decoration, lettering or advertising matter on the glass or other surface of any window or door or corridor wall of the Premises, without first obtaining Landlord's written approval thereof; and Tenant further agrees to maintain such sign, declaration, lettering, advertising matter or other thing as may be approved in good condition and repair at all times and in compliance with applicable law.

SECTION 44. DELIVERY OF POSSESSION.

Landlord will not be responsible if he is unable to deliver possession on the commencement date shown above. Landlord will use his best efforts to deliver on the commencement date or as soon thereafter as possible and rent will be abated on a daily basis until possession is delivered to Tenant. Delay in delivery of possession will not lengthened the term of this Lease which will terminate in any event on the termination date shown above.

SECTION 45. ISRA COMPLIANCE.

(A)           Tenant shall, at Tenant's own expense, comply with the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. and the regulations promulgated thereunder ("ISRA"). Tenant shall, at Tenant's own expense, make all submissions to, provide all information to, and comply with all requirements of, the Bureau of Industrial Site Evaluation (the "Bureau") of the New Jersey Department of Environmental Protection ("NJDEP"). Should the Bureau or any other division of NJDEP determine that a cleanup plan be prepared and that a cleanup be undertaken because of spills or discharges of hazardous substances or wastes at the premises which occur during the term of this Lease, then Tenant shall, at Tenant's own expense, prepare and submit the required plans and financial assurances, and carry out the approved plans. Tenant's obligations under this paragraph shall arise if there is any closing, terminating or transferring of operations of an industrial establishment at the premises pursuant to ISRA. At no expense to Landlord, Tenant shall promptly provide all information requested by Landlord for preparation of non-applicability affidavits and shall promptly sign such affidavits when requested by Landlord. Tenant shall indemnify, defend and save harmless Landlord from all fines, suits, procedures, claims and actions of any kind arising out of or in any way connected with any spills or discharges of hazardous substances or wastes at the Premises which occur during the term of this Lease if such spills and discharges were caused by Tenant or resulted from Tenant's operation; and from all fines, suits, procedures, claims and actions of any kind arising out of Tenant's failure to provide all information, make all submissions and take all actions required by the ISRA Bureau or any other division of NJDEP. Tenant's obligations and liabilities under this paragraph shall continue during the term of this Lease and shall survive the expiration or earlier termination of the Lease Term. Tenant's failure to abide by the terms of this Paragraph shall be restrainable by injunction.

(B)           Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous substances, or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 9601 et seq., any applicable state or local laws and the regulations adopted under these Acts. If any lender or governmental agency shall ever reasonably require testing to ascertain whether or not there has been release of hazardous materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to the Premises, provided that any such required testing is not in connection with a sale or refinancing of the land or building, nor resulting from a spill, discharge or release by the Landlord or other Tenants. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials on the Premises. hl all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The within covenants shall survive the expiration or earlier termination of the Lease term.

SECTION 46. PREPARATION OF LEASE NOT TO CONSTITUTE OFFER.

Preparation of the within Lease and submission to the Tenant do not constitute an offer to Lease or an option to Lease. The within document shall be of no force and effect unless and until the same is executed by both parties, each receives a copy from the other, and the Tenant pays to the Landlord the appropriate security deposit and advance rents and the checks for the same have cleared through the Landlord's account.

IN WITNESS WHEREOF, the parties have hereunto caused these presents to be signed by their proper corporate officers or representatives of the partnership, as the case may be, on the day and year set forth at the heading of the within Lease Agreement.

WITNESS:	55 MADISON ASSOCIATES, LLC, a New Jersey Limited Liability Company, Landlord
	By:	/s/ Alexander Von Summer
Operating Manager

WITNESS:	ACCESS INTEGRATED TECHNOLOGIES, INC., Tenant
/s/ Thomas Ryan	By:	/s/ A. Dale Mayo
President

Exhibit A

BEGINNING at a point in the southerly line of Madison Avenue, distant thereon 377.60 feet easterly from the intersection of the said southerly line of Madison Avenue and the easterly line of Interstate Route 287 Ramp "G" (both lines extended so to meet) and from thence running:

A.
Along the westerly line of lands now or formerly of J.F. Zigarill South 25 degrees, 31 minutes 13 seconds West, 439.02 feet to a point in the northeasterly lines of lands now or formerly of Parsons Village, thence

B.	Along said northeasterly line of Parsons Village, North 35 degrees 40 minutes 15 seconds West, 71.39 feet to a point, thence

C.	Along the southwesterly line of said Parsons Village, South 62 degrees, 03 minutes 12 seconds West, 104.27 feet to a point, thence

D.	Along the southwesterly line of said Parsons Village, South 20 degrees 26 minutes 02 seconds East, 224.59 feet to a point, thence

E.
Along the northwesterly line of Parsons Village and the northwesterly line of lands now or formerly of Char1es J. Morel, Jr., Inc., (erroneous1y shown as C.J. Patricia Morel, Jr., et a1s), South 77 degrees 22 minutes 45 seconds West, 204.64 feet to a point in said easterly line of relocated South Street, thence

F.	Northerly along said easterly line of relocated South Street on a curve to the left having a radius of 433.00 feet, an arc distance of 99.32 feet to a point of reverse curvature, thence

G.	Still along the same on a curve to the right having a radius of 135.53 feet, an arc distance of 75.17 feet to a point of tangency in said easterly line of Ramp "Gil, thence

H.	Along said easterly line of Ramp "G”, North 15 degrees 02 minutes 31 seconds East, 597.67 feet to a point of curvature, thence

I.
On a curve to the right having a radius of 41.05 feet, an arc distance of69.70 feet to a point of tangency in said southerly line of Madison Avenue, thence J. Along said southerly line of Madison Avenue, South 67 degrees, 40 minutes 25 seconds East, 331.05 feet to the point and place of Beginning.

TOGETHER WITH lights of access to South Street contained in Book 2224, pg. being in accordance with a survey dated September 14,1971, revised to November 29, 1982, made by Robert C. Edwards Assoc., Inc., John D. Hams, Land Surveyor.

Subject to slope rights contained in Deed Book 2026, page 182 and Deed Book 2196, page 266; denial of direct access rights contained in Deed Book 2196, page 266; Utility Grant in Deed Book 2231, page 3; Ten-foot wide Sanitary Sewer Easement and Agreement respecting parking rights recited in Deed Book 2314, page 526; Terms of Easement in Deed Book 2224, page 272; further SUBJECT to the rights or claims of parties in possession not shown by the public records. SUBJECT to a certain Agreement by and between Dilling & Sons Contracting Corp. and Charles J. Morel, Jr., Inc. dated February 2, 1974 respecting certain property rights and obligations. SUBJECT to such further restrictions, covenants, reservations and easements of record, such state of facts as may be disclosed by an accurate survey and inspection of the premises; the rights of tenants and other parties in possession under recorded or unrecorded Lease Agreements; all rights of the public, if any, in and to all rights-of-way, streets, roads and highways traversing, adjoining or abutting the premises.

EXHIBIT B

RULES AND REGULATIONS

1. Tenant shall not (a) obstruct or permit its employees, agents, servants, invitees or licensees to obstruct, in any way, the sidewalks, entry passages, corridors, halls, stairways or elevators of the Building, or use the same in any way other than as a means of passage to and from the offices of Tenant; (b) bring in, store, test or use any materials in the Building which could cause a fire or an explosion or produce any fumes or vapor; (c) make or permit any improper noises in the Building; (d) smoke in any elevator; throw substances of any kind out of windows or doors, or down the passages of the Building, or in the halls or passageways, sit on or place anything upon the window sills; or ( e) clean the windows.

2. Waterclosets and urinals shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, ashes, newspaper or any other substances of any kind shall be thrown into them. Waste and excessive or unusual use of electricity or water is prohibited.

3. The windows, doors, partitions and lights that reflect or admit light into the halls or other places of the Building shall not be obstructed. NO SIGNS, ADVERTISEMENTS OR NOTICES SHALL BE INSCRIBED, PAINTED, AFFIXED OR DISPLAYED IN, ON, UPON OR BEHIND ANY WINDOWS.

4. No contract of any kind with any supplier of towels, water, ice, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service shall be entered into by Tenant, nor shall any vending machine of any kind be installed in the Building without the prior written consent of Landlord.

5. When electric wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except with the prior written consent of Landlord, and shall be done only by contractors approved by Landlord. The number and location of telephones, telegraph instruments, electric appliances, call boxes, etc., shall be approved by Landlord. No tenant shall lay floor covering so that the same shall be in direct contact with the floor of the Premises; and if floor covering is desired to be used, an interlining of builder's deadening felt shall be first affixed to the floor by a paste or other material, the use of cement or other similar adhesive material being expressly prohibited.

6. Landlord shall have the right to prescribe the weight, size and position of all safes and other bulky or heavy equipment and all freight brought into the Building by any tenant; and the time of moving the same in and out of the Building. All such moving shall be done under the supervision of Landlord. Landlord will not be responsible for loss or damage to any such equipment or freight from any cause; but all damage done to the Building by moving or maintaining any such equipment or freight shall be repaired at the expense of Tenant. All safes shall stand on a base of such size as shall be designated by Landlord. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of these Rules and Regulations of the Lease of which these Rules and Regulations are a part.

7. No machinery of any kind or articles of unusual weight or size will be allowed in the Building, without the prior written consent of Landlord. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant's expense, in settings sufficient, in Landlord's judgment, to absorb and prevent vibration, noise and annoyance to other tenants.

8. No additional lock or locks shall be placed by Tenant on any door in the Building, without the prior written consent of Landlord. Two keys will initially be furnished to Tenant by

Landlord; two additional keys will be supplied to Tenant by Landlord, upon request, without charge; any additional keys requested by Tenant shall be paid for by Tenant. Tenant, its agents and employees, shall not have any duplicate key made and shall not change any lock. All keys to doors and washrooms shall be returned to Landlord on or before the Termination Date, and, in the event of a loss of any keys furnished, Tenant shall pay Landlord the cost thereof.

9. Tenant shall not employ any person or persons for the purpose of cleaning the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Landlord shall not be responsible to Tenant for any loss of property from the Premises however occurring, or for any damage done to the effects of Tenant by janitors or any of its employees, or by any other person or any other cause.

10. No bicycles, vehicles (except wheelchairs) or animals of any kind shall be brought into or kept in or about the Premises.

11. The requirements of Tenant will be attended to only upon application at the office of Landlord. Employees of Landlord shall not perform any work for Tenant or do anything outside of their regular duties, unless under special instructions from Landlord.

12. The Premises shall not be used for lodging or sleeping purposes, and cooking therein is prohibited.

13. Tenant shall not conduct, or permit any other person to conduct, any auction upon the Premises; manufacture or store goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage of usual supplies and inventory to be used by Tenant in the conduct of its business; permit the Premises to be used for gambling; make any unusual noises in the Building; permit to be played any musical instrument in the Premises; permit to be played any radio, television, recorded or wired music in such a loud manner as to disturb or annoy other tenants; or permit any unusual odors to be produced upon the Premises.

14. Tenant will be entitled to access to the building by master key during nonbusiness or overtime hours; it shall be Tenant's responsibility to secure the premises during nonbusiness hours when Tenant enters or leaves the building.

15. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord. All blinds must be of a quality, type, design, and color, and attached in a manner approved by Landlord.

16. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate to prevent the same.

17. There shall not be used in the Premises or in the Building either by Tenant or by others in the delivery or receipt of merchandise, supplies or equipment, any hand trucks except those equipped with rubber tires and side guards. No hand trucks will be allowed in passenger elevators.

18. Each tenant, before closing and leaving the Premises, shall ensure that all windows are closed and all entrance doors locked.

19. Landlord shall have the right to prohibit any advertising by Tenant which in Landlord's opinion tends to impair the reputation of the Building or its desirability for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

20. Landlord hereby reserves to itself any and all rights not granted to Tenant hereunder, including, but not limited to, the following rights which are reserved for Landlord's purposes in operating the Building: (a) the exclusive right to the use of the name of the Building for all purposes, for himself or anyone he might designate, except that Tenant may use the name as its business address and for no other purpose; (b) the right to change the name or address of the Building, without incurring any liability to Tenant for so doing; (c) the right to install and maintain a sign or signs on the exterior of the Building; (d) the exclusive right to use or dispose of the use of the roof of the Building; (e) the right to limit the space on the directory of the Building allotted to Tenant; (f) the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

21. Tenant shall list all articles to be taken from the Building (other than those taken out in the usual course of business of Ten ant) on Tenant's letterhead, or a blank which will be furnished by Landlord. Such list shall be presented at the office of the Building for approval before such articles are taken from the Building.

22. Tenant shall have the non-exclusive right to use in common with Landlord and other tenants of the Building and their employees and invitees the unassigned parking areas provided by Landlord for the parking of passenger automobiles. Landlord may issue parking permits, install a gate system, and impose any other system as Landlord deems necessary for the use of the parking area. Tenant agrees that it and its employees and invitees shall not park their automobiles in parking spaces allocated to others by Landlord and shall comply with such rules and regulations for use of the parking area as Landlord may from time to time prescribe. Landlord shall not be responsible for any damage to or theft of any vehicle in the parking area and shall not be required to keep parking spaces clear of unauthorized vehicles or to otherwise supervise the use of the parking area. Landlord reserves the right to change any existing or future parking area, roads or driveways, and may make any repairs or alterations it deems necessary to the parking area, roads and driveways and to temporarily revoke or modify the parking rights granted to Tenant hereunder.

23. Tenant shall not use the Premises or permit the Premises to be used for the sale of food or beverages.

24. Tenant shall have the right to twenty-one (21) parking spaces of which five (5) will be reserved, to be designated by the Landlord. Additional parking shall be on a non-exclusive unreserved basis.

EXHIBIT C

BUILDING MAINTENANCE SPECIFICATIONS

B.           GENERAL (Five Nights Per Week)

1. All ceramic, tile and other unwaxed flooring to be swept nightly and washed as necessary.

2. All carpeting, rugs and upholstered furniture to be vacuumed.

3. Desk tops, free of loose material, to be dusted and cleaned. All window sills to be washed when necessary.

4. All ash trays to be emptied and damp-wiped clean.

5. All waste receptacles to be emptied and russe removed to a designated area of the Building.

6. Interiors of all waste disposal cans and baskets will be kept clean by inserting a plastic liner in each. Wash disposal units and replace liners upon request.

7. All water coolers to be washed.

8. All stairways to be swept and dusted.

9. The elevators to be swept, wiped and waxed weekly.

C.           LAVATORIES (Five Nights Per Week)

1. All lavatory rooms to be swept and washed nightly with disinfectant.

2. All min-ors, shelves, bright work and enameled surfaces in lavatories to be washed.

3. All basins, bowls, and urinals to be washed with disinfectant.

4. All toilet seats to be washed and disinfected.

5. All partitions, tile walls, dispensers and receptacles to be washed when necessary.

6. Landlord to furnish paper towels, toilet tissue, and hand soap. Units should be checked and replenished daily.

7. All paper towel receptacles to be emptied.

D.           LOBBY

1. Floors of entrance lobby to be swept and washed as necessary.

2. Lobby wall surfaces to be cleaned as often as necessary.

EXHIBIT D

HOLIDAY SCHEDULE

New Year's Day

Washington's Birthday

Memorial Day

Independence Day

Labor Day

Columbus Day

Veterans' Day

Thanksgiving Day

Christmas Day

In addition to the above denominated days, holidays shall also include days prior or subsequent to the enumerated holidays which are generally accepted to be a part of that holiday such as the Friday after Thanksgiving; Friday, when Christmas falls on a Thursday; etc.